UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2013

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31895	84-1018684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5215 West Laurel Street

Tampa, Florida 33607

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (813) 876-1776

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

As previously reported, on February 21, 2013, Odyssey Marine Exploration, Inc. (“Odyssey”), Odyssey Marine Enterprises, Ltd., a Bahamian company (the “Enterprises”), and Oceanica Resources, S. de. R.L., a Panamanian company (“Oceanica”), entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Mako Resources, LLC (the “Buyer”). Enterprises is an indirect, wholly owned subsidiary of Odyssey. As of the date of the Purchase Agreement, Enterprises held 77.6 million of Oceanica’s 100.0 million outstanding quotas (a unit of equity interest under Panamanian law).

Pursuant to the Purchase Agreement, Enterprises agreed to sell to Mako up to 15.0 million of the quotas held by Enterprises for a purchase price of U.S.$1.00 per quota, and the purchase and sale of the quotas could be consummated in one or more closings, with the initial closing to be held on February 21, 2013. The Purchase Agreement further provides that at each closing, Mako will be granted an option to purchase a number of additional quotas held by Enterprises equal to the number of quotas purchased by Mako at such closing. The options have an exercise price of U.S.$2.50 per quota and are exercisable at any time and from time to time through and until December 31, 2013.

The initial closing was held on February 21, 2013. At the initial closing, Enterprises sold and transferred to Mako 10.0 million quotas for an aggregate purchase price of U.S.$10.0 million. A second closing was held on February 28, 2013, at which Enterprises sold and transferred to Mako 5.0 million quotas for an aggregate purchase price of U.S.$5.0 million.

Oceanica is in the business of mineral exploration and controls exclusive mining licenses for offshore mineral deposits. The licenses include areas which, based upon extensive exploration and analysis undertaken by Odyssey, are believed to feature valuable mineral resources. Preliminary resource assessments indicate that the licenses, or concessions, which have been granted for a 50-year period to a wholly owned subsidiary of Oceanica, may prove to have significant economic and strategic value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

Dated: March 5, 2013	By:	/s/ Michael J. Holmes
Michael J. Holmes
Chief Financial Officer